Exhibit 23

[LETTERHEAD OF McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP]

March 14, 2007

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-113335 and No. 333-132661), on Form S-4 (No. 333-103554, No. 333-123225, No. 333-128767, No. 333-130667 and No. 333- 134755) and on Forms S-8 (No. 333-96783 and No. 333-116592) of Security Bank Corporation of our report dated March 14, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of Security Bank Corporation for the year ended December 31, 2006 and to all references to our firm and to such opinion as are contained therein.

/s/ MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP